AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 6, 2011 by and among ACCESS CAPITAL, INC., a New York corporation (“Access Capital”), CONVERSION SERVICES INTERNATIONAL, INC. (“CSI”) and CSI SUB CORP. (DE) (“CSI Sub” together with CSI Sub, each a “Company,” collectively, the “Companies”).

BACKGROUND

The Companies and Access Capital entered into a Loan and Security Agreement dated as of March 31, 2008 (as the same has been and may further be amended, modified, restated and/or supplemented from time to time, the “Loan Agreement”) pursuant to which Access Capital  provides the Companies with certain financial accommodations.

The Companies have requested that Access Capital amend the Loan Agreement and Access Capital is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.   Amendment to Loan Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(i)   The following defined terms set forth in Annex A to the Loan Agreement are hereby amended and restated in their entirety to provide as follows:

“Contract Rate” means an interest rate per annum calculated in accordance with the following grid:

If Cumulative Cash Flow is:	Contract Rate:
Less than $250,000	Prime Rate plus eight and three quarters of one percent (8.75%)
Greater than or equal to $250,000, but less than $500,000	Prime Rate plus eight and one quarter of one percent (8.25%)
Greater than or equal to $500,000, but less than $750,000	Prime Rate plus seven and three quarters of one percent (7.75%)
Greater than or equal to $750,000, but less than $1,000,000	Prime Rate plus seven and one quarter of one percent (7.25%)
Greater than or equal to $1,000,000, but less than $1,250,000	Prime Rate plus six and three quarters of one percent (6.75%)
Greater than or equal to $1,250,000, but less than $1,500,000	Prime Rate plus six and one quarter of one percent (6.25%)
Greater than or equal to $1,500,000	Prime Rate plus five and three quarters of one percent (5.75%)

Adjustments, if any, to the Contract Rate as set forth in the grid above shall be implemented on a monthly basis, for each calendar month commencing following the month in which the Companies’ financial statements are received by Access Capital evidencing the need for an adjustment.  Concurrently with the delivery of the Companies’ financial statements to Access Capital, the Company Agent shall deliver to Access Capital a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Contract Rate.  Failure to timely deliver financial statements to Access Capital in accordance with the terms of this Agreement shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Contract Rate to the highest level set forth in the foregoing grid, until the first day of the first calendar month following Access Capital’s receipt of those financial statements demonstrating that such an increase is not required.

“Initial Term” means the Closing Date through the close of business on the sixth anniversary of the Closing Date, subject to acceleration at the option of Access Capital upon the occurrence of an Event of Default hereunder or other termination hereunder.

 “Minimum Average Monthly Borrowing Amount” means (i) $2,000,000 for the period commencing on the Closing Date through the first anniversary of the Closing Date (“First Anniversary”); (ii) $2,250,000 for the period commencing on the day immediately succeeding the First Anniversary through the second anniversary of the Closing Date (“Second Anniversary”); (iii) $2,500,000 for the period commencing on the day immediately succeeding the Second Anniversary through the third anniversary of the Closing Date; (iv) $1,600,000 for each month during the first quarter of each of the Fourth Contract Year, Fifth Contract Year and Sixth Contract Year, (v) $1,800,000 for each month during the second quarter of each of the Fourth Contract Year, Fifth Contract Year and Sixth Contract Year and (vi) $2,000,000 for each month during the third and fourth quarters of each of the Fourth Contract Year, Fifth Contract Year and Sixth Contract Year.

(ii)   The following defined terms are hereby added to Annex A to the Loan Agreement in their appropriate alphabetical order:

“Cash Flow” means, for any period, the net income (as defined in GAAP) of the Companies on a consolidated basis, plus any non-cash charges, less (i) withdrawals or loan advances or repayments to any officers of any Company, any owners of any Company or any other Person, (iii) payments under capital leases paid or scheduled to be paid and (iv) capital expenditures paid or scheduled to be paid.

“Cumulative Cash Flow” means, for any period, the cumulative positive monthly Cash Flow achieved by the Companies for the period from April 1, 2011 through the last day of the month of such applicable period, as reflected on the Companies’ financial statements for all months during such period delivered to Access Capital in accordance with the terms of this Agreement.

“Fourth Contract Year” means the period commencing on the first day following the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date.

“Fifth Contract Year” means the period commencing on the first day following the fourth anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

“Sixth Contract Year” means the period commencing on the first day following the fifth anniversary of the Closing Date and ending on the sixth anniversary of the Closing Date.

(iii)   Section 5(a) (iii) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(iii) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate shall automatically be increased to the applicable Contract Rate plus three percent per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.”

(iv)   Section 5(b)(iii) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(iii) Collateral Management Fee.  For underwriting, processing and supervising Companies’ Accounts, Companies shall pay Access Capital a monthly collateral management fee of $1,750 payable monthly.”

(v)   Section 12(p) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(p) No Company shall at any time permit any account payable to remain unpaid more than the later of (a) ninety (90) days from the date of such Company’s receipt of the invoice to which such account payable relates and (b) one hundred and twenty (120) days from the date of the invoice to which such account payable relates, unless in either case a bona fide dispute exists with respect to such account payable, such amounts are being diligently contested in good faith and adequate reserves with respect thereto are maintained on the books of such Company in conformity with GAAP.”

(vi)   The Working Capital covenant set forth in Section 13(a) is hereby deleted and replaced with the following Cash Flow covenant:

“(a) The Companies shall maintain on a consolidated basis at the end of each month a positive Cash Flow calculated on a rolling six month basis (other than with respect to the months ending April 30, 2011, May 31, 2011, June 30, 2011, July 31, 2011, August 31, 2011 and September 30, 2011 which shall be calculated for the period commencing on April 1, 2011 and ending on the last day of the applicable month end).”

(vii)   Notwithstanding anything contained in Section 16 of the Loan Agreement to the contrary, the early termination fee payable by the Companies to Access Capital during the Sixth Contract Year shall equal fifty percent (50%) of the Interest and Fee Amount Access Capital would have been paid through the remainder of the term calculated in accordance with the provisions of the Loan Agreement and the other Ancillary Agreements.

3.   Condition of Effectiveness.  This Amendment shall become effective upon execution hereof by Access Capital following its receipt of this Amendment duly executed and delivered by each Company and each Responsible Party.

4.   Representations and Warranties.  Each Company hereby:

(i)   Represents and warrants to Access Capital that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of each Company and are enforceable against each Company in accordance with their respective terms.

(ii)   Represents and warrants to Access Capital that upon the effectiveness of this Amendment, each Company hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the other Ancillary Agreements to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(iii)   Represents and warrants to Access Capital that, other than the Events of Default based on Company’s (a) failure to pay on February 1, 2011 indebtedness due TAG and (b) breach, as of March 31, 2011, of the accounts payable covenant set forth in Section 12(p) of the Loan Agreement, no Default or Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.  Nothing contained herein shall be deemed a waiver by Access Capital of the occurrence of the aforementioned Events of Default and Access Capital hereby reserves all of its rights and remedies with respect thereto.

(iv)   Represents and warrants to Access Capital that Company has no defense, counterclaim or offset with respect to the Loan Agreement or any other Ancillary Agreement.

5.   Reaffirmation. Each Company hereby (a) acknowledges that nothing contained in the Loan Agreement, as amended hereby, has impaired, limited or affected or shall impair, limit or affect in any manner whatsoever the Liens heretofore granted, pledged and/or assigned as security for such Company’s obligations under the Loan Agreement, (b) acknowledges that Access Capital has and shall continue to have as security for all Obligations a valid first priority perfected Lien and security interest in all Collateral pursuant to the Loan Agreement and the other Ancillary Agreements and to the extent not otherwise granted thereunder hereby assigns, pledges and grants to Access Capital a continuing security interest in all Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located and (c) acknowledges that it has had ample opportunity to consult with counsel prior to signing and delivering this Amendment and has signed and delivered this Amendment freely and voluntarily, without duress or coercion.

6.   Waiver.  Each Company hereby waives and affirmatively agrees not to allege or otherwise pursue any or all defenses, counterclaims, claims, causes of action, setoffs or other rights it may have to contest (a) any provision of the Loan Agreement and the other Ancillary Agreements; (b) the security interest of Access Capital in any property, whether real or personal, tangible or intangible, or any right or other interest, now or hereafter arising in connection with the Collateral; (c) the conduct of Access Capital in administering the financing arrangements between the Companies and Access Capital through the date of this Amendment and/or (d) the right of Access Capital to all of the benefits from the Collateral.

7.   Release.  Each Company and each Responsible Party hereby releases, remises, acquits and forever discharges Access Capital and Access Capital’s employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, shareholders predecessors, successors and assigns, subsidiary corporations, affiliates, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement and the other Ancillary Agreements arising prior to and including the date of execution hereof, including without limitation, all claims or causes of action with respect to lender liability (all of the foregoing hereinafter called the “Released Matters”).  Each Company and each Responsible Party acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

8.   Effect on the Agreements.

(i)   Upon the effectiveness of this Amendment, each reference in the Loan  Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(ii)   Except as specifically amended herein, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(iii)   The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Access Capital, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

9.   Governing Law.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

10.   Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

11.   Counterparts; Telecopier Signatures.  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature delivered by a party via telecopier shall be deemed to be an original signature hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

CONVERSION SERVICES INTERNATIONAL, INC.

By:
Name: Lori Cohen
Title: Chief Executive Officer

CSI SUB CORP. (DE)

By:
Name: Lori Cohen
Title: Chief Executive Officer

ACCESS CAPITAL, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

By:
Lori Cohen